EXHIBIT 3.20

Filed in the Office of	Business Number E0622132010-3
FVAguilar	Filing Number 20232899600
Secretary of State State Of Nevada	Filed On 1/23/2023 12:20:00 PM
	Number of Pages 4

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

= 24 HOUR EXPEDITE =

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☒ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: KiNRG, Inc. Entity or Nevada Business Identification Number (NVID): E0622132010-3
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: SERIES AAAA Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Issuance of an additional 5,300 shares of SERIES AAAA Preferred Stock. par value $0.0001. See Exhibit A attached
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Director Signature of Officer Date: 1/23/2023

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

EXHIBIT A

Series AAAA Preferred Stock of the Corporation be adopted and issued as follows:

1. Designation and Authorized Shares. The Corporation shall be authorized to issue 500,000 shares of Series AAAA Preferred Stock, par value $0.0001 per share (the "Series AAAA Preferred Stock"). Each Preferred Share of Series AAAA is convertible into two Common Shares.
2. Stated Value. The stated value of each issued shares of Series AAAA Preferred Stock shall be deemed to be $1.00 (the "Stated Value").
3. Voting. Except as otherwise expressly required by law, each holder of Series AAAA Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation on an as converted basis
4. Liquidation; Dividends. The Series AAAA Preferred Stock (the "Preferred Stock") shall have the liquidation rights set forth herein and shall have no dividend rights. Upon any liquidation, dissolution or winding-up of the .Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of the Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

5. Conversion.

(a) Each share of Preferred Stock shall be conve1tible into shares of Common Stock determined by dividing the Stated Value of such share by the Set Price, at the option of the Holder, at any time and from time to time. Holders shall effect conversions by providing the Corporation with the fom1 of conversion notice attached hereto as Annex A (a "Notice of Conversion"), to the attention of Chief Financial Officer. Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. The Preferred Stock shall automatically convert into shares of Common Stock upon the increasing its shares of authorized common stock to allow for full conversion of the Preferred Stock.

(b) On May 25, 2024, each share of Preferred Stock shall convert automatically into a number of shares of Common Stock determined by dividing the Stated Value of such share by the Set Price. In order to effectuate an automatic conversion of Shares of Series AAAA Preferred Stock, all holders of record of Preferred Stock shall be given written notice of the automatic conversion. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication to each record holder of the Preferred Stock. On the automatic conversion date, all outstanding Shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate. Following the automatic conversion, the Corporation will deliver such applicable conversion shares within a reasonable period of time. In the event the Preferred Stock is evidenced by a physical certificate, then the holder will be required to return such physical certificate prior to receiving such conversion shares.

(c) (i) The conversion price for each share of Preferred Stock shall equal to $0.50 per share (the "Set Price").

(ii) if the Corporation, at any time while the Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into

a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Set Price shall be

multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

6. Fractional Shares. Preferred Stock may only be issued in whole shares and not in fractions of a share. If any interest in a fractional share of Preferred Stock would otherwise be deliverable to a person entitled to receive Preferred Stock, the Corporation shall make adjustment for such fractional share interest by rounding up to the next whole share of Preferred Stock.

7. Record Holders. The Corporation and its transfer agent, if any, for the Preferred Stock may deem and treat the record holder of any shares of Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

8. Form of Security. The Preferred Stock shall be issued as book-entry securities directly registered in the stockholder's name on the Corporation's books and records or, if requested by any holder of the Preferred Stock, such holder's shares may be issued in certificated form.

ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to convert shares of the Series AAAA Preferred Stock)

The undersigned hereby elects to convert the number of shares of the Series AAAA Preferred Stock indicated below, into shares of common stock, $0.000 I par value per share (the "Common Stock"), of KiNRG, Inc., a Nevada corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion

Number of shares of Preferred Stock owned prior to Conversion

Number of shares of Preferred Stock to be Converted

Stated Value of shares of Preferred Stock to be Converted

Number of shares of Common Stock to be Issued

$0._per share

Applicable Conversion Price

Number of shares of Preferred Stock subsequent to Conversion

[HOLDER]

By:____________________ __

Name:

Title: